Exhibit 2.1

                          PURCHASE AND SALE AGREEMENT


                                    BETWEEN


                          BELLEMEAD OF MICHIGAN, INC.
                                      AND
                             JARED ASSOCIATES, L.P.
                             COLLECTIVELY, SELLERS


                                      AND


                            NEW VALLEY CORPORATION,
                                   PURCHASER


                            DATED:  JANUARY 10, 1996

                               TABLE OF CONTENTS


Section 1.   Sale of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Section 2    Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Section 3.   Apportionments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

Section 4.   Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

Section 5.   Permitted Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

Section 6.   Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Section 7.   The Notes and Mortgages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 8.   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 9.   Costs of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Section 10.  Conditions Precedent to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Section 11.  Documents to be Delivered by Sellers at Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 12.  Documents to be Delivered by Purchaser at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Section 13.  Operation of the Properties Prior to the Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . .  27

Section 14.  As Is  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 15.  Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

Section 16.  Casualty; Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

Section 17.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Section 18.  Purchaser's Access to the Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Section 19.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

Section 20.  Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

Section 21.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

Section 22.  Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

Section 23.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

Section 24.  [Intentionally deleted.]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

Section 25.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42


INDEX OF DEFINED TERMS

TERM                                                                                 SECTION
----                                                                                 -------
"Actions" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(v)
"Actions" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.2 (a)(iv)
"Additional Rents"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.4
"Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Approved Institution"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20.5
"Approved Investment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20.5
"Assignment Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(f)
"BDC" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(iii)
"Bills of Sale" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(h)
"BMI" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Building Deed" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(b)
"business day"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25.13
"Borrower's Estoppel" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2(e)
"Broker"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15.1
"Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.1
"Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.1
"Collateral Assignee" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2(e)
"Contract and License Assignment" . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(e)
"Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(xiii)
"Deeds" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(a)
"Downpayment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
"800 Tower Drive Building"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
"800 Tower Drive Land"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
"800 Tower Drive Mortgage"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(ii)
"800 Tower Drive Note"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(ii)
"800 Tower Drive Personal Property" . . . . . . . . . . . . . . . . . . . . . . . .  1.2
"800 Tower Drive Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
"Environmental Indemnity" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2(b)
"Environmental Laws"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(xviii)
"Escrow Agent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
"FIRPTA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(m)
"Fund"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20.1
"Ground Lease Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(c)
"Intangible Property Assignment"  . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(f)
"Investigations"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18.1
"Jared" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Laws"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(iii)
"Lease Assignment"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(d)
"Leases"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(iv)
"Licenses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(e)
"Liens" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.2
"Management Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2(b)
"Manager" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2(d)
"material"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16.1
"Mortgages" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"New Lease" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13.1(a)(ii)
"New Lease Expenses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13.1(a)(ii)
"Notes" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Notice of Objection" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20.3
"Permitted Encumbrances"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.1
"Properties"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble


"Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Property Information"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(xix)
"Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
"Purchaser" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Purchaser's Documents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.2(a)(ii)
"Sellers" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Sellers' Affiliates" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25.5
"Sellers' Documents"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(ii)
"Sellers' Environmental Indemnity"  . . . . . . . . . . . . . . . . . . . . . . . .  11.1(o)
"Sellers' knowledge"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(xix)
"Surviving Obligations" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(b)
"Tenants" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)(viii)
"700 Tower Drive Building"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
"700 Tower Drive Ground Lease"  . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
"700 Tower Drive Land"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
"700 Tower Drive Mortgage"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(i)
"700 Tower Drive Note"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(i)
"700 Tower Drive Personal Property" . . . . . . . . . . . . . . . . . . . . . . . .  1.1
"700 Tower Drive Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
"Schedule 3 Encumbrances" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1(b)
"significant" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16.2
"Surviving Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(b)
"Title Commitments" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1(a)
"Title Company" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1(a)
"Unacceptable Encumbrances" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1(a)
"Westgate I Building" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
"Westgate I Land" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
"Westgate I Mortgage" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(iii)
"Westgate I Note" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(iii)
"Westgate I Personal Property"  . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
"Westgate I Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
"Westgate II Building"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.4
"Westgate II Land"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.4
"Westgate II Mortgage"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(iv)
"Westgate II Note"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)(iv)
"Westgate II Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
"Westgate II Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.4
"Westgate Personal Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.4


                 PURCHASE AND SALE AGREEMENT (this "Agreement"), dated the 10th day of January, 1996, by and between BELLEMEAD OF MICHIGAN, INC., a Michigan corporation ("BMI") and JARED ASSOCIATES, L.P., a New Jersey limited partnership ("Jared") both having and address c/o Bellemead Development Corporation, 280 Corporate Center, Four Becker Farm Road, Roseland, New Jersey 07068 (BMI and Jared, collectively "Sellers"), and NEW VALLEY CORPORATION, a New York corporation, having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 ("Purchaser").


                              W I T N E S S E T H

                 WHEREAS, BMI is the owner of (i) a leasehold estate in the 700 Tower Drive Property and (ii) the 800 Tower Drive Property , and Jared is the owner of the Westgate I Property and the Westgate II Property (the 800 Tower Drive Property, the Westgate I Property, the Westgate II Property and the leasehold interest in the 700 Tower Drive Property are referred to herein collectively as the "Properties" and individually as a "Property");

         WHEREAS, Purchaser desires to purchase the Properties from Sellers; and

                 WHEREAS, Sellers and Purchaser desire to enter into an agreement whereby, subject to the terms and conditions contained herein, Sellers shall sell the Properties to Purchaser and Purchaser shall purchase the Properties from Sellers.

                 NOW, THEREFORE, in consideration of ten dollars ($10.00) and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

                 Section 1.       Sale of Properties

                 1.1 BMI agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from BMI, at the price and upon the terms and conditions set forth in this Agreement, its leasehold estate in and to those certain plots, pieces and parcels of land located in the City of Troy, County of Oakland and State of Michigan, as more particularly described in Schedule 1-A annexed hereto and made a part hereof (the "700 Tower Drive Land"), created pursuant to that certain Agreement of Lease, dated as of June 14, 1990, between BMI, as landlord, and 700 Tower Drive Associates, as tenant, the tenant's interest in which lease was assigned by Assignment and Assumption of Ground Lease, dated as of March 31, 1994, from 700 Tower Drive Associates to BMI (as so assigned, the "700 Tower Drive Ground Lease") together with (a) its fee simple interest in and to all buildings and other improvements situated on the 700 Tower Drive Land (collectively, the "700 Tower Drive Building"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of BMI pertaining to the 700 Tower Drive Land and the

700 Tower Drive Building, (c) all right, title and interest of BMI in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the 700 Tower Drive Land or the 700 Tower Drive Building, or used in connection therewith (collectively, the "700 Tower Drive Personal Property"), (d) all oil, gas and mineral rights of BMI, if any, as lessee under the 700 Tower Drive Ground Lease, in and to the 700 Tower Drive Land, (e) all right, title and interest of BMI, if any, in and to the trade names, if any, of the 700 Tower Drive Building, and (f) all right, title and interest of BMI, if any, as lessee under the 700 Tower Drive Ground Lease, in and to all strips and gores, all alleys adjoining the 700 Tower Drive Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the 700 Tower Drive Land to the center line thereof, and all right, title and interest of BMI, if any, as lessee under the 700 Tower Drive Ground Lease, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the 700 Tower Drive Land or the 700 Tower Drive Building by reason of a change of grade of any street, road or avenue (the leasehold estate in the 700 Tower Drive Land pursuant to the 700 Tower Drive Ground Lease, together with all of the foregoing items listed in clauses (a) through (f) above being hereinafter sometimes collectively referred to as the "700 Tower Drive Property").

                 1.2 BMI agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from BMI, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Troy, County of Oakland, and State of Michigan as more particularly described in Schedule 1-B annexed hereto and made a part hereof (the "800 Tower Drive Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "800 Tower Drive Building"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of BMI pertaining to the 800 Tower Drive Land and the 800 Tower Drive Building, (c) all right, title and interest of BMI in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the 800 Tower Drive Land or the 800 Tower Drive Building, or used in connection therewith (collectively, the "800 Tower Drive Personal Property"), (d) all oil, gas and mineral rights of BMI, if any, in and to the 800 Tower Drive Land, (e) all right, title and interest of BMI, if any, in and to the trade names of the 800 Tower Drive Building, and (f) all right, title and interest of BMI, if any, in and to all strips and gores, all alleys adjoining the 800 Tower Drive Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the 800 Tower Drive Land to the center line thereof, and all right, title and interest of BMI, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the 800 Tower Drive Land or the 800 Tower Drive Building by reason of a change of grade of any street, road or avenue (the 800 Tower Drive Land, together with all of the foregoing items listed in clauses (a) through (f) above being hereinafter sometimes collectively referred to as the "800 Tower Drive Property").

                 1.3 Jared agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Jared, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the Township of Bernards, County of Somerset, and State of New Jersey as more particularly described in Schedule 1-C annexed hereto and made a part hereof (the "Westgate I Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "Westgate I Building"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Jared pertaining to the Westgate I Land and the Westgate I Building, (c) all right, title and interest of Jared in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Westgate I Land or the Westgate I Building, or used in connection therewith (collectively, the "Westgate I Personal Property"), (d) all oil, gas and mineral rights of Jared, if any, in and to the Westgate I Land, (e) all right, title and interest of Jared, if any, in and to the trade names of the Westgate I Building, and (f) all right, title and interest of Jared, if any, in and to all strips and gores, all alleys adjoining the Westgate I Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Westgate I Land to the center line thereof, and all right, title and interest of Jared, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the Westgate I Land or the Westgate I Building by reason of a change of grade of any street, road or avenue (the Westgate I Land, together with all of the foregoing items listed in clauses (a) through (f) above being hereinafter sometimes collectively referred to as the "Westgate I Property").

                 Section 1.4 Jared agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Jared, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the Township of Bernards, County of Somerset, and State of New Jersey as more particularly described in Schedule 1-D annexed hereto and made a part hereof (the "Westgate II Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "Westgate II Building"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Jared pertaining to the Westgate II Land and the Westgate II Building, (c) all right, title and interest of Jared in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Westgate II Land or the Westgate II Building, or used in connection therewith (collectively, the "Westgate II Personal Property"), (d) all oil, gas and mineral rights of Jared, if any, in and to the Westgate II Land, (e) all right, title and interest of Jared, if any, in and to the trade names of the Westgate II Building, and (f) all right, title and interest of Jared, if any, in and to all strips and gores, all alleys adjoining the Westgate II Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Westgate II Land to the center line thereof, and all right, title and interest of Jared, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the Westgate II Land or the Westgate II Building by reason of a change of grade of any street, road or avenue (the Westgate II Land, together with all of the foregoing items listed in clauses
(a) through (f) above being hereinafter sometimes collectively referred to as the "Westgate II Property").

                 Section 2.       Purchase Price

                 2.1 The purchase price to be paid by Purchaser to Sellers for the Properties (the "Purchase Price") is One Hundred Eleven Million Four Hundred Thousand Dollars ($111,400,000), allocated as follows: (i) Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000) is allocated to the purchase of the 700 Tower Drive Property, (ii) Twenty-Eight Million One Hundred Thousand Dollars ($28,100,000) is allocated to the purchase of the 800 Tower Drive Property, (iii) Forty-Eight Million Three Hundred Twenty-Five Thousand Dollars ($48,325,000) is allocated to the purchase of the Westgate I Property, and (iv) Eleven Million Four Hundred Seventy-Five Thousand Dollars ($11,475,000) is allocated to the purchase of the Westgate II Property. The Purchase Price is payable as follows:

         (a) Eleven Million Four Hundred Thousand Dollars ($11,400,000) (the "Downpayment"), simultaneously with the execution and delivery of this Agreement, by a bank wire transfer of immediately available funds to an account designated by Schulte Roth & Zabel ("Escrow Agent") which Downpayment shall be held by Escrow Agent in accordance with the terms of Section 20; provided, however, if this Agreement is executed at the Closing, Purchaser shall pay the Downpayment by not more than 10 bank wire transfers of immediately available funds as Sellers shall direct, such payment to be applied in proportion to Sellers' respective shares of the Purchase Price; and

         (b) One Hundred Million Dollars ($100,000,000) at the Closing by Purchaser executing and delivering the following promissory notes, each of which shall be in the form attached hereto as Exhibit A:

                 (i) a promissory note in the principal amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) payable to BMI ( the "700 Tower Drive Note"), secured by a first purchase money mortgage on the 700 Tower Drive Property (the 700 Tower Drive Mortgage");

                 (ii) a promissory note in the principal amount of Twenty-Three Million One Hundred Thousand Dollars ($23,100,000) (the "800 Tower Drive Note"), payable to BMI and secured by a first purchase money mortgage on the 800 Tower Drive Property (the "800 Tower Drive Mortgage"); and

                 (iii) a promissory note in the principal amount of Forty-Four Million Sixty-Four Thousand Dollars ($44,064,000), payable to Jared (the "Westgate I Note"), and secured by a first purchase money mortgage on the Westgate I Property (the "Westgate I Mortgage"), which note and mortgage shall be immediately assigned by Jared to Bellemead Development Corporation ("BDC"); and

                 (iv) a promissory note in the principal amount of Ten Million Three Hundred Thirty-Six Thousand Dollars ($10,336,000), payable to Jared (the "Westgate II Note"), and secured by a first purchase money mortgage on the Westgate II Property (the "Westgate II Mortgage"), which note and mortgage shall be immediately assigned by Jared to BDC.

                 (c) Sellers shall be entitled to receive the Downpayment in proportion to their respective shares of the Purchase Price, together with all interest accrued thereon, if any, and such interest shall not be credited against the Purchase Price or credited to Purchaser in connection with Closing adjustments.

                 (d) Sellers and Purchaser agree that Sellers must convey and Purchaser must purchase all of the Properties in accordance with the terms and conditions of this Agreement, and, except as expressly provided in Sections 6.1, 8.1, 10.3, 16.1, 16.2 or 17.1, that failure of Sellers to convey all of the Properties or the failure of Purchaser to purchase all of the Properties in accordance with the terms and conditions of this Agreement shall be a default hereunder and permit the non-defaulting party to exercise its remedies provided for in this Agreement.

                 Section 3.       Apportionments

                 3.1 The following shall be apportioned with respect to each Property between the Seller of such Property and Purchaser at the Closing as of 11:59 P.M. on December 31, 1995:

                 (a) prepaid rents and Additional Rents (hereinafter defined) and other amounts payable by Tenants (hereinafter defined), if, as and when received and, in the case of the 700 Tower Drive Ground Lease, ground rent;

                 (b) real estate taxes, personal property taxes, water charges, sewer rents and vault charges, if any, on the basis of the applicable periods for which the same have been assessed;

                 (c) value of fuel stored on the Properties, at Sellers' cost, including any taxes, on the basis of a statement from Sellers' supplier;

                 (d) charges and payments under Contracts which are transferred to Purchaser or permitted renewals or replacements thereof;

                 (e) any prepaid items of operating expense relating to the Properties, including fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees;

                 (f) utilities, including telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings;

                 (g) transferable deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Properties, if same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Sellers;

                 (h) personal property taxes, if any, on the basis of the applicable periods for which assessed;

                 (i) Sellers' share, if any, of all revenues from the operation of the Properties other than rents and Additional Rents (including parking charges, and telephone booth and vending machine revenues), if, as and when received;

                 (j) permitted administrative charges, if any, on those tenants' security deposits (if any) transferred by Sellers pursuant to
         Section 11.1(f); and

                 (k) as to each Property, such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Properties and located in the city and state where the Property is located.

                 3.2 If the Closing shall occur before a new real estate or personal property tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed.

                 3.3 If on the Closing Date any Tenant is in arrears in the payment of base rent or has not paid the base rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any rents received by Purchaser or Sellers from such Tenant after the Closing shall be applied first to all rent due and payable by such Tenant for the month in which the Closing occurs, then to the month prior to the month in which the Closing occurs, then to all rent due and payable by such Tenant for the period from and after the month in which the Closing occurs, and then to the period prior to the month preceding the month in which the Closing occurs. If rents or any portion thereof received by Sellers or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party.

                 3.4 If any tenants are required to pay percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation rents or charges, cost-of-living increases or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by Purchaser from a tenant after the Closing Date, then (i) if and to the extent that the tenant has specified that any payment of such Additional Rents so collected is to be applied for a particular item of Additional Rent with respect to a period prior to the Closing Date, such payment shall be applied as specified by the tenant and (ii) in all other cases, the Additional Rents or any other sums so collected shall be applied first to pay all sums then due and payable by such tenant for the period subsequent to the Closing Date, and then Purchaser shall promptly pay to the applicable Seller out of any remaining balance of such Additional Rents the amount of all Additional Rents which are due and payable by such tenant with respect to any period prior to the Closing Date (whether or not such Additional Rents first became due and payable on or after the Closing Date), less a proportionate share of any reasonable attorneys' fees and costs and expenses of collection thereof.

                 3.5 After the Closing, Sellers shall continue to have the right, in its own name, to demand payment of and to collect rent and Additional Rent arrearages owed to Sellers by any Tenant, which right shall include the right to continue or commence legal actions or proceedings against any Tenant for the payment of such arrearages (provided, however, Seller shall not commence or continue any legal action or proceeding to terminate a Tenant's tenancy or to dispossess a Tenant or otherwise disturb a Tenant's occupancy), and delivery of the Lease Assignment shall not constitute a waiver by Sellers of such right. At no cost to Purchaser or if Purchaser incurs any cost with Seller's prior written consent, Seller agrees to reimburse Purchaser for same, Purchaser agrees reasonably to cooperate with Sellers in connection with all reasonable efforts by Sellers to collect such rents and Additional Rents and to take all reasonable steps, including adding the rent arrearages to Purchaser's bills to Tenant for current rent obligations and testifying on behalf of Sellers, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including the delivery to Sellers, upon demand and to the extent in Purchaser's possession, of any relevant books and records (including any rent or Additional Rent statements, receipted bills and copies of Tenant checks used in payment of such rent or Additional Rent), the execution of any and all consents or other documents, and the undertaking of any other reasonable act necessary for the collection of such rents and Additional Rents by Sellers. If a Tenant, in response to Sellers' legal actions or proceedings to recover rent and Additional Rent arrearages, commences its own legal action against a Seller or files a counterclaim to such Seller's legal action or proceeding, and such Tenant's legal action or counterclaim names Purchaser as a defendant and relates to the issues raised in Sellers' legal action or proceeding, then, in such event, Seller hereby indemnifies and agrees to hold harmless and defend Purchaser with counsel of Sellers' choice and reasonably acceptable to Purchaser with respect to any such legal action or counterclaim.

                 3.6 If there is a water meter on any of the Properties, then, unless a Tenant shall be obligated under its Lease to pay for the water metered thereby, Sellers shall furnish a reading for each such meter to a date not more than thirty (30) days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

                 3.7 If any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one hundred eighty (180) days after the Closing Date as hereinafter provided. Neither party hereto shall have the right to require a recomputation of a Closing apportionment or a correction of an error or omission in a Closing apportionment unless within the aforesaid one hundred eighty (180) day period one of the parties hereto (a) has obtained the previously unavailable information or has discovered the error or omission, and
(b) has given notice thereof to the other party together with a copy of its good faith recomputation of the apportionment and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above within one hundred eighty (180) days after the Closing Date shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date.

                 3.8      (a)     If, on the date of this Agreement, the
Properties or any part thereof shall be affected by any assessment or assessments which are or may become payable in installments and which are not payable directly by a Tenant, of which the first installment is now a charge or lien, or has been paid, then (i) Sellers shall be obligated to pay all installments of any such assessment which are due and payable prior to the Closing Date, and (ii) for the purposes of this Agreement, all the unpaid installments of any such assessment which are to become due and payable on or after the Closing Date shall not be deemed to be liens upon the Properties and Purchaser shall acquire the Properties on the Closing Date subject to any such assessment without abatement of the Purchase Price.

                 (b) If, subsequent to the date hereof, the Properties or any part thereof shall become affected by an assessment or assessments which are not payable directly by a Tenant, said assessments shall not be deemed to be liens upon the Properties and the Purchaser shall acquire the Properties on the Closing Date subject to any such assessment without abatement of the Purchase Price. If an assessment may be paid alternatively, at Sellers election, in installments or in lump sum and such election must be made prior to the Closing Date, Seller shall make an election to have same payable in installments.
         In the event any such assessment or assessments, whether payable in lump sum or in installments, is due and payable prior to the Closing, and has been paid by Sellers, Purchaser shall reimburse Sellers for same at the Closing.

                 3.9 Sellers shall have the right to pay any net Closing adjustments in favor of Purchaser out of the Downpayment. If the net Closing adjustments are in favor of Sellers, Purchaser shall pay the net sum owing to the applicable Seller or Sellers by bank wire transfer of immediately available federal funds.

                 3.10 The provisions of this Section 3 shall survive the Closing indefinitely, except for the provisions of Sections 3.2 and 3.7, which shall survive the Closing for a period of one hundred and eighty (180) days following the Closing Date.

                 Section 4.       Closing Date

                 4.1 The delivery of the Deeds and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, New York, at 10:00 A.M. on January 10, 1996 (the "Closing Date"), WITH TIME BEING OF THE ESSENCE.

                 Section 5.       Permitted Encumbrances

                 5.1 Each Seller shall convey the Property owned by it and Purchaser shall accept title to such Property subject only to those matters set forth on Schedule 2 annexed hereto and made a part hereof (collectively, the "Permitted Encumbrances").

                 Section 6.       Title

                 6.1      (a)     Purchaser shall order, at its sole cost and
expense, commitments for an owner's fee (or in the case of the 700 Tower Property leasehold) title insurance policy or policies and mortgagee's title insurance policies with respect to each of the Properties (the "Title Commitments") issued by Chicago Title Insurance Company and/or Commonwealth Land Title Insurance Company (collectively, the "Title Company") and shall request the Title Company to deliver copies of the Title Commitments, together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Properties, to Purchaser's and Sellers' attorneys (and any liens, encumbrances or other defects or exceptions in or to title to the Properties other than the Permitted Encumbrances set forth in the Title Commitments are herein collectively called the "Unacceptable Encumbrances").

                 (b) If any Seller is unable (subject to Section 6.2) to eliminate all Unacceptable Encumbrances not waived in writing by Purchaser, or to arrange for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the applicable Property (which shall constitute the elimination of such Unacceptable Encumbrances for all purposes of this Agreement as to those encumbrances listed on Schedule 3 attached hereto ("Schedule 3 Encumbrances")), and to convey title in accordance with the terms of this Agreement on or before the Closing Date, Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the applicable Seller, either (i) to terminate this Agreement as to such Property by notice given to Sellers pursuant to Section 17.1, in which event the provisions of Section 17.1 shall apply, or (ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

                 6.2 Notwithstanding anything to the contrary set forth in this Section 6 or elsewhere in this Agreement, no Seller shall be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances; except that each Seller shall (i) satisfy mortgages, real estate taxes, assessments, judgments against such Seller or other liens required to be paid hereunder secured by or affecting such Seller's Property which can be satisfied by payment of liquidated amounts (collectively, "Liens") and (ii) as to Schedule 3 Encumbrances, arrange for insurance against enforcement or collection thereof. Without limiting the generality of the preceding provisions of this Section 6.2, for the purposes of this Agreement (including Sections 6.1 and 17.1), any Seller's failure or refusal to bring any action or proceeding, to make any payments or to otherwise incur any expense (except for such Seller's obligation to satisfy Liens or arrange for title insurance as aforesaid) in order to eliminate Unacceptable Encumbrances shall be deemed to constitute the inability of such Seller to eliminate such Unacceptable

Encumbrances, and shall not constitute a default by such Seller (willful or otherwise) under this Agreement which would entitle Purchaser to exercise any of the rights or remedies set forth in Section 17.3 hereof (other than the right to terminate this Agreement as aforesaid).

                 6.3 If on the Closing Date there are any Liens or other encumbrances which a Seller must pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, such Seller may use any portion of the Downpayment to satisfy the same, provided:

                 (a) such Seller shall deliver to Purchaser or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record and omit the same from the owner's fee (or in the case of the 700 Tower Drive Property leasehold) title insurance policy together with the cost of recording or filing said instruments; or

                 (b) such Seller, having made arrangements with the Title Company, shall deposit with said company sufficient monies acceptable to said company to insure the obtaining and the recording of such satisfactions and the Title Company omits such items as exceptions on Purchaser's owner's title insurance policies. The existence of any such Liens or other encumbrances shall not be deemed objections to title if Sellers shall comply with the foregoing requirements.

                 6.4 Sellers shall have the right to provide or to request that the Escrow Agent provide from the Downpayment at the Closing separate unendorsed certified or official bank checks payable to the order of such parties as are designated by Sellers and drawn on or by a Clearing House Bank, in order to facilitate the satisfaction or release of any Liens or other encumbrances required to be discharged or removed by Sellers. Similarly, at Sellers' election, unpaid Liens for taxes, water and sewer charges and assessments, which are the obligation of Sellers to satisfy and discharge, shall not be objections to title, provided the amount thereof, plus interest and penalties thereon, if any, computed to the third (3rd) business day after the Closing Date, is paid by Sellers (which may be paid from the Downpayment) and the Title Company omits any exception therefor.

                 6.5 If on the Closing Date there shall be financing statements, conditional bills of sale, chattel mortgages or security interests filed against any of the Properties, the same shall not constitute objections to title provided that the Title Company omits the same from the owner's fee or leasehold title insurance policy and the applicable Seller executes and delivers an affidavit to the effect either (a) that the personal property covered by said financing statements, conditional bills of sale, chattel mortgages, or security interests is no longer in or on such Properties, or (b) if such personal property is still in or on such Properties, that it has been fully paid for (and the applicable Seller provides reasonable proof thereof to

Purchaser), or (c) that such personal property is the property of a Tenant or other occupant of such Properties.


                 6.6 Any franchise or corporate tax open, levied or imposed against one or both Sellers or other owners in the chain of title that may be a Lien on the Closing Date, shall not be an objection to title if the Title Company omits same from the title policy issued pursuant to the Title Commitment.

                 6.7 If a search of title discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of one or both Sellers, Sellers will deliver to Purchaser and the Title Company an affidavit stating that such judgments, bankruptcies or other returns are not against the applicable Seller(s), whereupon, provided the Title Company omits such returns as exceptions to title or provides affirmative coverage with respect thereto (as to the Schedule 3 Encumbrances), such returns shall not be deemed an objection to title.

                 Section 7.       The Notes and Mortgages.

                 7.1 The Notes shall be in the form attached hereto as Exhibit A and the Mortgages shall be in the form attached hereto as Exhibit B.

                 7.2 In addition to delivery of a Note and Mortgage, with respect to each of the Properties, Purchaser shall execute, deliver and/or provide to the applicable Seller the following in connection with each Note and Mortgage and as conditions to Closing:

                 (a) An Assignment of Leases and Rents, in the form of Exhibit C annexed hereto.

                 (b) An Environmental Indemnity Agreement (the "Environmental Indemnity") in the form of Exhibit D annexed hereto.

                 (c) A mortgagee's title insurance policy or policies in the amount of the applicable Mortgage, insuring the Mortgage and issued by the Title Company, subject only to the Permitted Encumbrances, and including such affirmative insurance, endorsements and reinsurance agreements as the applicable Seller shall reasonably require and as are obtainable without significant additional premium.

                 (d) A Property Management and Leasing Agreement (the Management Agreement"), between Purchaser, as owner, and Bellemead Management Co., Inc., a New Jersey corporation, as manager ("Manager") in the form of Exhibit N annexed hereto.

                 (e) opinions of counsel with regard to the due authorization, execution and delivery by Purchaser and the enforceability of the Note, Mortgage and other loan documents, which shall be addressed to the applicable Seller and shall provide that such opinions may be relied on by the mortgagee, BDC, and any lender to whom such Note, Mortgage and other loan documents shall be collaterally assigned (any such lender, a "Collateral Assignee").

                 (f) an estoppel certificate and agreement executed by Purchaser for the benefit of the applicable Collateral Assignee in the form attached hereto as Exhibit Q (each, a "Borrower's Estoppel").

                 (g) Such other instruments, documents, certificates and other items which are required to be delivered to the applicable Seller under the applicable Mortgage.

                 Section 8.       Representations and Warranties

                 8.1      (a)     Each of the Sellers represents and warrants
to Purchaser as follows:

                 (i) (A) In the case of Jared, it is a duly formed and validly existing limited partnership organized under the laws of the State of New Jersey and is qualified under the laws of the State of New Jersey to conduct business therein, and (B) in the case of BMI, it is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is qualified under the laws of the State of Michigan to conduct business therein.

                 (ii) It has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by such Seller pursuant to this Agreement (collectively, "Sellers' Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Sellers' Documents to which it is a party.

                 (iii) This Agreement and Sellers' Documents to which it is a party do not and will not contravene any provision of (A) in the case of Jared, its Agreement of Limited Partnership or certificate thereof , and (B) in the case of BMI, its certificate of incorporation or by-laws, or any judgment, order, decree, writ or injunction issued against it, or any provision of any laws or governmental ordinances, rules, regulations, orders or requirements (collectively, "Laws") applicable to it. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by it under any agreement to which it or any of its assets are subject or bound, and will not result in a violation of any Laws applicable to it.

                 (iv) There are no leases, licenses or other occupancy agreements affecting any portion of such Seller's Property on the date hereof, except for the leases and other documents affecting such Seller's Property listed in Schedule 4 annexed hereto and made a part hereof (collectively, the "Leases") and there are no agreements with the Tenants under the Leases regarding the Properties or which might otherwise be binding on the Sellers other than the Leases. Such Seller has delivered or caused to be delivered to Purchaser true and complete photocopies of all Leases affecting the applicable Property.

                 (v) Except as set forth on Schedule 5 annexed hereto and made a part hereof, (i) there are no actions, suits, proceedings, arbitrations, or investigations before any court or other governmental authority or quasi-governmental authority or arbitrator (collectively, "Actions") pending with respect to such Seller's Property and (ii) to such Seller's knowledge, there are no Actions pending or threatened in writing against such Seller or otherwise which would materially adversely affect such Seller's ability to consummate the transactions contemplated by this Agreement or which would materially adversely affect such Seller's Property.

                 (vi)     (a) the certificates of occupancy attached on
         Schedule 6 annexed hereto and made a part hereof are true and complete copies thereof and constitute all the certificates of occupancy currently held by such Seller in connection with the ownership, use and occupancy of such Seller's Property, (b) such Seller has received no written notice that any of the certificates of occupancy have been suspended or revoked or will not be renewed, (c) to such Seller's knowledge, the uses permitted by the Leases comply with the certificates of occupancy, and (d) such Seller has received no written notice that any current uses of the Property violate any certificates of occupancy.

                 (vii) Such Seller has received no written notice of any pending or threatened assessments with respect to such Seller's Property and, to such Seller's knowledge, there are no pending or threatened assessments with respect to such Property due and payable prior to or after the Closing.

                 (viii) Set forth on Schedule 4 is a true, complete and accurate listing of (i) the December, 1995 rental amounts billed to the Tenants under the Leases (collectively, the "Tenants") by Manager which rents represent the rents currently being collected except for the arrearages shown on Schedule 4, (ii) the rental arrearages, if any, for each of the Tenants as of December 1, 1995 and (iii) the security deposits being held by Sellers pursuant to the Leases.
         Except as set forth on Schedule 4, such Seller has received no written notice and has no knowledge of any offset, defense to or claim against the payment of rent or any other obligation of any Tenant under any of the Leases.

                 (ix) To such Seller's actual knowledge based on its owner's title insurance policies (without the qualification as to such Seller's knowledge set forth in the last sentence in this Section 8.1(a)), such Seller owns the fee simple title to the Properties and in the case of BMI, BMI owns leasehold title to the 700 Tower Drive Property. Except as specifically set forth in this Agreement, Sellers are conveying the Properties to Purchaser without representation, warranty or recourse as to the state of title.

                 (x) Except as set forth in Schedule 4 (and, in the case of the 700 Tower Drive Property, except as set forth in the 700 Tower Drive Ground Lease), there are no renewal, extension, expansion or cancellation options regarding any interest in the such Seller's Property nor any options or rights of first refusal to lease or purchase any portion of such Seller's Property, and such Seller has not granted and, to such Seller's knowledge, its Property is not subject to, any option or right of first refusal or other sales contract which remains in effect pursuant to which any party has any option or right of first refusal to purchase or lease any interest in such Seller's Property.

                 (xi) To such Seller's knowledge, none of the Tenants are subject to a bankruptcy filing and such Seller has received no written notice of a bankruptcy filing by or against any Tenant.

                 (xii) There are no employees employed by such Seller with respect to such Seller's Property and no employment contracts relating to such Seller's Property that would bind Purchaser.

                 (xiii) Except as set forth in Schedule 9, there are no service contracts, including management or brokerage agreements, affecting such Seller's Property (collectively, the "Contracts") on the date hereof. Each Seller has delivered true and complete copies of the Contracts relating to its Property. Except as set forth in Schedule 9, such Seller has neither given nor received any written notice of default under the Contracts relating to such Seller's Property which remains in effect and Seller has no knowledge of any material defaults under any such Contracts. Except as set forth in the Contracts, there are no leasing commissions due or payable with respect to any Property.

                 (xiv) Except as set forth in Schedule 4, none of the Tenants has the right to vacate the space leased by such Tenant in such Seller's Property or to terminate such Tenant's Lease; and Seller has received no written notice from any Tenant (i) asserting such Tenant's intent to vacate the premises leased by such Tenant, or (ii) asserting that such Tenant has any right to cancel its Lease.

                 (xv) There are no condemnation proceedings pending against all or part of such Seller's Property and, such Seller has not received any written notice and has no knowledge of any threatened condemnation of all or part of the Properties.

                 (xvi) Except as set forth in Schedule 4, such Seller has neither given nor received any written notices of default under the Leases affecting the applicable Property and such Seller has no knowledge of any monetary defaults or any non-monetary defaults other than non-monetary defaults which are immaterial under the applicable Leases.

                 (xvii) Except to the extent, if any, set forth in the environmental and engineering reports obtained by Purchaser in connection with this Agreement, such Seller has received no written notice of any violation of any Laws with respect to such Seller's Property which remains outstanding.

                 (xviii) Except to the extent, if any, set forth in the environmental and engineering reports obtained by Purchaser in connection with this Agreement, such Seller has not received any written notice from any governmental authority or any other party that remains in effect as of the Closing Date that such Seller's Property violates any Environmental Laws (as defined below). The term "Environmental Laws" shall mean all statutes specifically described in the immediately following sentence and all applicable federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials (as defined below). The term "Hazardous Materials" shall mean with respect to any Property any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority where the applicable Property is located, the State where the applicable Property is located, or the United States Government, including any material or substance which is (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of applicable state or local law, (ii) petroleum, (iii) asbestos, (iv) polychlorinated biphenyls, (v) radioactive material, (vi) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. Section 1317), (vii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), or
         (viii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601).

              (xix) Such Seller has delivered true and correct copies of the tax bills for such Seller's Property and, to such Seller's knowledge, there are no pending tax reduction or certiorari proceedings except as set forth on Schedule 5. True and complete copies of the Leases and certain other information and documents relating to the Properties, the operation thereof and/or the sale thereof (collectively, the "Property Information") have been delivered or otherwise made available to Purchaser and, by accepting the Deeds, Purchaser acknowledges its receipt and acceptance or the availability to it thereof and that Purchaser has reviewed the same to its satisfaction. To the extent the copies of the Leases delivered by Sellers to Purchaser contain provisions or information that are inconsistent with the representations and warranties in this Agreement other than with respect to the information in Schedule 4, the foregoing representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the information contained in the Leases addressing matters other than those contained in Schedule 4. As used in this Agreement, the words "Sellers' knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Sellers after, and based solely upon, making inquiry of Mr. Donn H. Norton, an officer of each of BMI and Chubb Realty, Inc., the general partner of Jared, and of Mr. Ilan Herman, a Senior Vice President of Bellemead Management Co., Inc., who Sellers represent are the individuals charged with overall supervisory responsibility for the management and operation of the Properties, but without such persons having any obligation to make an independent inquiry or investigation.

                 (b) If at or prior to the Closing, (i) Purchaser shall acquire actual knowledge (which for purposes of this Section 8 shall mean the actual knowledge of Purchaser's counsel and/or its officers, directors, employees, agents or principals), whether such actual knowledge is obtained through its own efforts, by notice from Sellers or otherwise, that any of the representations or warranties made herein by Sellers are untrue, inaccurate or incorrect and shall give Sellers notice thereof at or prior to the Closing, or
(ii) Sellers shall notify Purchaser that a representation or warranty made herein by Sellers is untrue, inaccurate or incorrect in any respect, then (A) if any such representation or warranty is either (1) immaterial or (2) material but not materially untrue, inaccurate or incorrect, and is not cured or corrected by Sellers on or before the Closing Date, Purchaser shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, and (B) if any such representation or warranty is both (1) material and (2) materially untrue, inaccurate or incorrect, and is not cured or corrected by Sellers on or before the Closing Date then

Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement as to such Property by notice given to Sellers on the Closing Date, in which event, this Agreement shall be terminated as to such Property and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "Surviving Obligations"), and except that Purchaser shall be entitled to a return of the portion of the Downpayment allocable to such Property, together with all interest accrued on such portion of the Downpayment, if any, and the out-of-pocket costs incurred by Purchaser for obtaining an environmental due diligence report and engineering inspection report with respect to such Property, provided Purchaser is not otherwise in default hereunder. Purchaser acknowledges and agrees that (x) at or prior to the Closing, Purchaser's rights and remedies in the event any representations or warranties made by one or more Sellers in this Agreement are untrue, inaccurate or incorrect shall be only as provided in this Section 8.1(b), and (y) if the Closing does not occur, Purchaser hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages from one or more Sellers) as a result of any of one or more Sellers' representations or warranties made in this Agreement being untrue, inaccurate or incorrect.

                 (c) Notwithstanding anything contained in Section 8.1(b) or elsewhere in this Agreement to the contrary, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Sellers for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Sellers' representations or warranties being untrue, inaccurate or incorrect if (A) Purchaser had actual knowledge that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder, or (B) Purchaser's damages as a result of such representation or warranty being untrue, inaccurate or incorrect are less than $100,000.00 in the aggregate. The provision of this Section 8.1(c) shall survive the Closing. Except as provided in the second preceding sentence or otherwise qualified elsewhere in this Agreement, Purchaser shall have all remedies hereunder, at law or in equity, for the breach of any of Seller's representations or warranties contained in this Agreement.

                 (d) The representations and warranties of Sellers set forth in Section 8.1(a) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date). The representations and warranties of Sellers set forth in
Section 8.1(a) and elsewhere in this Agreement and/or the Sellers' Documents (including the Deeds and the Assignment Agreement) shall remain operative and shall survive the Closing for a period of one hundred eighty (180) days following the Closing Date and no action or claim based thereon shall be commenced or submitted after such period and any purported action or claim against Sellers or their successors and assigns commenced or submitted by or on behalf of Purchaser after such date shall be null and void.

                 8.2      (a)     Purchaser represents and warrants to each
Seller as follows:

                 (i) Purchaser is a duly formed and validly existing corporation organized under the laws of the State of New York.

                 (ii) Purchaser has the full legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

                 (iii) This Agreement and Purchaser's Documents do not and will not contravene any provision of the Certificate of Incorporation or the by-laws of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any Laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Purchaser.

                 (iv) There are no actions, suits, proceedings, arbitrations, or investigations before any court or other governmental authority or quasi-governmental authority or arbitrator (collectively, "Actions") pending with respect to Purchaser's acquisition of the Properties and, to Purchaser's knowledge, there are no Actions pending or threatened in writing against Purchaser or otherwise which would materially adversely affect Purchaser's ability to consummate the transactions contemplated by this Agreement.

                 (b) The representations and warranties of Purchaser set forth in Section 8.2(a) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date).

                 (c) The representations and warranties of Purchaser set forth in this Section 8.2 and elsewhere in this Agreement and/or the Purchaser's Documents shall remain operative and shall survive the Closing and the execution and delivery for a period of one hundred eighty (180) days following the Closing Date and no action or claim based thereon shall be commenced or submitted after such period and any purported action or claim against Purchaser or its successors and assigns based thereon commenced or submitted after such date shall be null and void.

                 (d)      Notwithstanding anything contained in this Section
         8.2 or elsewhere in this Agreement to the contrary, Seller hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Purchaser for damages that Sellers may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Purchaser's representations or warranties being untrue, inaccurate or incorrect if (A) Sellers had actual knowledge that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Sellers nevertheless close title hereunder, or (B) Sellers' damages as a result of such representation or warranty being untrue, inaccurate or incorrect are less than $100,000.00 in the aggregate. The provision of this Section 8.2(d) shall survive the Closing. Except as provided in the second preceding sentence or otherwise qualified elsewhere in this Agreement, each Seller shall have all remedies hereunder, at law or in equity, for the breach of any of Purchaser's representations or warranties contained in this Agreement.

                 Section 9.       Costs of Transaction

                 Sellers shall be responsible for (a) Sellers' legal fees attributable to the transfer of the Properties to, and the purchase money financing of the Properties for, Purchaser including preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein, (b) all transfer or sales taxes imposed by the states where each of the Properties is located in connection with the transfer of the Property to Purchaser to the extent customarily paid by a seller of real property, (c) the Michigan Single Business Tax, if and to the extent payable by BMI with respect to the transfer of the 800 Tower Drive Property and the 700 Tower Drive Property and (d) fee and mortgagee title insurance premiums, survey updates, recording fees, taxes and expenses with respect to the Westgate I Property and the Westgate II Property. All (i) additional costs attributable to affirmative insurance and non-customary endorsements desired by Purchaser,
(ii) fee (in the case of the 800 Tower Drive Property), leasehold (in the case of the 700 Tower Drive Property) and mortgagee title insurance premiums, recording fees, taxes (but not transfer, sales or business taxes for which Seller is responsible under the preceding sentence) and expenses with respect to the 700 Tower Drive Property and the 800

Tower Drive Property and the Mortgages relating thereto, (iii) engineering, environmental, inspection and other due diligence expenses, and (iv) Purchaser's legal fees. All other closing expenses shall be the sole responsibility of, and be paid by, the party that customarily pays such expenses in the jurisdiction where the applicable Property is located. The provisions of this Section 9 shall survive the Closing.

                 Section 10.      Conditions Precedent to Closing

                 10.1 Purchaser's obligation under this Agreement to purchase the Properties is subject to the fulfillment of each of the following conditions, subject, however, to the provisions of Section 10.3:

                 (a) The representations and warranties of Sellers contained herein shall, subject to the provisions of Section 8.1(b), be true, accurate and correct in all material respects as of the Closing Date, except to the extent they relate only to an earlier date;

                 (b) Sellers shall be ready, willing and able to deliver title to the Properties in accordance with the terms and conditions of this Agreement;

                 (c) the Title Company shall be ready, willing and able to issue fee and leasehold title insurance to Purchaser in accordance with the terms and conditions of this Agreement at the Title Company's standard rates;

                 (d) Sellers shall have delivered all the documents and other items required pursuant to Section 11, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing;

                 (e) any net credit due from Sellers to Purchaser by reason of Closing apportionments shall have been paid; and

                 (f) all consents and approvals of governmental authorities and parties to agreements to which Seller is a party, or by which Seller's assets are bound, that are required with respect to the transactions contemplated by this Agreement shall have been obtained.

                 10.2 Sellers' obligation under this Agreement to sell the Properties to Purchaser is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 10.3:

                 (a) the representations and warranties of Purchaser contained herein shall be true, accurate and correct in all material respects as of the Closing Date;

                 (b) Purchaser shall have paid to Sellers any net Closing apportionments due from Purchaser to Sellers;

                 (c) Purchaser shall have executed and delivered to Sellers each of the Notes and Mortgages and all other documents required under Section 7 and pursuant to the provisions of the Notes and Mortgages;

                 (d) Purchaser shall have delivered to Sellers all the documents to be executed by Purchaser set forth in Section 12 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing;

                 (e) all consents and approvals of governmental authorities and parties to agreements to which Purchaser is a party, or by which Purchaser's assets are bound, that are required with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained; and

                 (f) on or prior to Closing Date, (i) Purchaser shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date, (ii) Purchaser shall not have admitted in writing an inability to pay its debts as they mature, (iii) Purchaser shall not have made a general assignment for the benefit of creditors, (iv) Purchaser shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Purchaser, or (v) Purchaser shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, canceled or terminated prior to the Closing Date.

                 10.3     In the event that any condition contained in Section
10.1 or 10.2 is not satisfied, then, unless such failure is a default by Purchaser under Section 17.2 or a willful failure or refusal by Sellers pursuant to Section 17.3, as the case may be, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have as its sole remedy hereunder the right to elect to (a) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (b) terminate this Agreement. In the event such party elects to terminate this Agreement, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that if Purchaser terminates the Agreement because a condition contained in Section 10.1 is not satisfied, then Purchaser shall be entitled to a return of the Fund, provided Purchaser is not otherwise in default hereunder. Nothing contained in this Section 10.3 shall be construed so as to bestow any right of termination upon a party for the failure of a condition to be satisfied unless such party is expressly entitled to the satisfaction of such condition as provided in Section 10.1 or 10.2.

       Section 11.      Documents to be Delivered by Sellers at Closing.

                 11.1 At the Closing, each Seller shall execute, acknowledge and/or deliver (or cause to be delivered), as applicable, the following to Purchaser or the Title Company:

                 (a) A bargain and sale deed without covenant against grantor's acts or a special warranty deed (collectively, the "Deeds") conveying title to the Property owned by such Seller (other than 700 Tower Drive) in the forms annexed hereto as Exhibit E-1 and E-2 and made a part hereof, but with such changes as are required by the laws of the applicable jurisdiction.

                 (b) A bargain and sale deed without covenant against grantor's acts (the "Building Deed") conveying fee title to the 700 Tower Drive Building, in the form of Exhibit F annexed hereto and made a part hereof.

                 (c) An Assignment and Assumption of Ground Lease, from BMI to Purchaser (the "Ground Lease Assignment"), conveying BMI's leasehold interest in 700 Tower Drive to Purchaser, in the form of Exhibit G-1 annexed hereto and made a part hereof, and a Restated and Amended Ground Lease, between BMI, as landlord, and Purchaser, as tenant, in the form of Exhibit G-2 annexed hereto and made a part hereof.

                 (d) The Assignment and Assumption of Leases and Security Deposits in the form of Exhibit H annexed hereto and made a part hereof, assigning all of such Seller's right, title and interest in and to the Leases, all guarantees thereof and the security deposits thereunder in such Seller's possession, if any (the "Lease Assignment").

                 (e) The Assignment and Assumption of Contracts, Licenses and Building Plans in the form of Exhibit I annexed hereto and made a part hereof (the "Contract and License Assignment") assigning all of such Seller's right, title and interest in and to (i) all of the assignable licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to the Properties by any governmental authority (collectively, the "Licenses")

         (ii) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, leasing and brokerage agreements and other service contracts relating to the operation of the Properties to the extent Purchaser did not in advance notify such Seller in writing that it wanted any of such Contracts terminated and (iii) all building plans and specifications and guarantees and warrantees for any real or personal property being transferred pursuant to this Agreement.

                 (f) The Assignment and Assumption of Intangible Property in the form of Exhibit J annexed hereto and made part hereof assigning all of such Seller's right, title and interest, if any, in and to all intangible property owned by such Seller with respect to the operation of the applicable Property listed on Schedule 14 annexed hereto and made a part hereof, including, without limitation, any trade names appertaining to the Properties (the "Intangible Property Assignment") (the Lease Assignment, the Contract and License Assignment and the Intangible Property Assignment are herein referred to collectively as the "Assignment Agreement").

                 (g) Certified copies of the Ground Lease, all Leases and New Leases and any amendments, guarantees and other documents relating thereto together with a schedule of all tenant security deposits thereunder and the accrued interest on such security deposits payable to Tenants, and a good, unendorsed certified or official bank check drawn on or by a Clearing House Bank payable to the order of Purchaser, or a credit to Purchaser against the Purchase Price, in the aggregate amount of such security deposits and accrued interest thereon payable to Tenants. Sellers represent that true, executed original counterparts of the all of the Lease are located either at Seller's office or the offices of the Manager and, if not located at the offices of the Manager, will be delivered to such offices within 10 Business Days after the date hereof, which shall survive the Closing.

                 (h) A bill of sale in the form of Exhibit K annexed hereto and made a part hereof (collectively, the "Bills of Sale"), conveying, transferring and selling to Purchaser all right, title and interest of such Seller in and to all Personal Property relating to the applicable Property and being transferred pursuant to Section 1 of this Agreement. Sellers and Purchaser agree that no portion of the Purchase Price has been allocated to, or is otherwise attributable to, the Personal Property.

                 (i) Notices to the Tenants of the Properties, in the form of Exhibit L annexed hereto and made a part hereof, advising the Tenants of the sale of the Properties to Purchaser and directing that rents and other payments under the Leases thereafter continue to be sent to Manager.

                 (j) Copies of the resolutions of (i) BMI, as to the 700 Tower Drive Property and the 800 Tower Drive Property, and (ii) the general partner of Jared and consents signed by the limited partners of Jared, together with a certified copy of the partnership agreement of Jared, as to the Westgate I and II Property, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement to be undertaken by such Seller certified as true and correct by the Secretary or Assistant Secretary of BMI or such general partner of Jared, as the case may be.

                 (k) Possession of the Properties, subject only to the Permitted Encumbrances, Leases and Unacceptable Encumbrances waived in writing by Purchaser.

                 (l) any required transfer tax returns, if any, and to the extent required, the return(s) required to be filed in connection with the Michigan Single Business Tax, together with payment of any tax due.

                 (m) A "FIRPTA" certification by Sellers in the form of Exhibit M annexed hereto and made a part hereof. Purchaser acknowledges and agrees that upon Sellers' delivery of such affidavits, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                 (n) A Funding Agreement, in the form of Exhibit O annexed hereto and made a part hereof, between BDC and Purchaser, pursuant to which BDC shall undertake to make certain payments and reimbursements in connection with leasing management and other matters at the Westgate I Property and the Westgate II Property.

                 (o) An environmental indemnity executed by each Seller and BDC ("Sellers' Environmental Indemnity"), in the form attached hereto as Exhibit S.

                 (p) To the extent requested by Purchaser and not appropriate to leave in possession of the Manager, all files, records, plans and specifications in Sellers' possession relating to the construction, maintenance, operation and leasing of the Properties and not previously delivered to Purchaser.

                 (p)      Estoppel certificates from the Tenants listed on
         Schedule 4, in the form previously approved by Purchaser, provided, however, that failure of Sellers to obtain any such estoppel certificates after using reasonable efforts to do so shall not constitute a default by Sellers under this Agreement so long as Seller delivers its estoppel certificate in the form attached hereto as Exhibit P attached hereto with respect to any undelivered Tenant estoppel, with respect to certain matters addressed in the proposed Tenant estoppel (which Seller's estoppel shall provide that it survives the Closing for 180 days in the manner contemplated by
         Section 8.1(d) hereof).

                 (q)      The Management Agreement, executed by the Manager.

                 (r) An estoppel certificate from BMI as lessee and as lessor under the Ground Lease, in the form of Exhibit R attached hereto, which shall certify, inter alia, that a true and correct copy of the Ground Lease is attached.

                 (s)      Any net apportionment credit due to Purchaser.

                 (t) Evidence of the authorization of BDC to execute and deliver the documents executed and delivered by it pursuant to this Agreement.

                 (u) All other documents Sellers are required to deliver pursuant to the provisions of this Agreement.

         Section 12.      Documents to be Delivered by Purchaser at Closing

                 12.1 At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to the applicable Seller or
Sellers:

                 (a)      Any net apportionment credit due to Sellers.

                 (b) The Notes, the Mortgages, the Assignments of Leases and Rents, the Environmental Indemnities and all other documents required thereunder and under Section 7 of this Agreement.

                 (c) The Ground Lease Assignment and the Restated and Amended Ground Lease.

                 (d)      The Bills of Sale.

                 (e)      The Assignments of Leases and Rents.

                 (f)      [Intentionally Deleted.]

                 (g) The Lease Assignment, the Contract and License Assignment, and the Intangible Property Assignment.

                 (h)      The Management Agreement.

                 (i)      The Funding Agreement.

                 (j) If Purchaser is a corporation, (i) copies of the certificate of incorporation and by-laws of Purchaser and of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this

         Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (ii) a good standing certificate issued by the state of incorporation of Purchaser, dated within thirty
         (30) days of the Closing Date; (iii) a good standing certificate issued by the appropriate authorities in the States of Michigan and New Jersey, dated within thirty (30) days of the Closing Date; and
         (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

                 (k)      The transfer tax returns, if any.

                 (l) All other documents Purchaser is required to deliver pursuant to Section 7 and the other provisions of this Agreement.

                 Section 13. Operation of the Properties Prior to the Closing Date.

                 13.1 Between the date hereof and the Closing Date, Sellers agree to continue to operate and to cause Manager to continue to manage the Properties in substantially the same manner as they were operated and managed prior to the execution and delivery of this Agreement including preserving the good will of all suppliers and tenants. In connection therewith:

                 (a)      (i)     no Seller may modify, extend, renew, cancel,
         institute summary or other proceedings against any Tenant or terminate any Lease as a result of a default by the Tenant thereunder, or enter into any proposed Lease of all or any portion of the Properties without Purchaser's consent in each instance, which consent shall not be unreasonably withheld or delayed by Purchaser.

                          (ii) If any Seller enters into any new Lease, or if there are any extensions or renewals of any Leases with Purchaser's consent as aforesaid, whether or not such Leases provide for their extension or renewal, or any expansion or modification of any Leases (each, a "New Lease"), Sellers shall keep accurate records of all expenses (collectively, "New Lease Expenses") incurred in connection with each New Lease. At the Closing, Purchaser shall reimburse Sellers for all New Lease Expenses theretofore paid by one or more Sellers, if any, except that if the term of any New Lease shall have commenced prior to the Closing Date, the New Lease Expenses attributable to such New Lease shall be amortized over the term thereof, and the applicable Seller shall be responsible for such New Lease Expenses allocable to the period prior to the Closing Date. The provisions of this Section 13.1(a)(ii) shall survive the Closing.

                 (b) Sellers make no representations and assume no responsibility with respect to the continued occupancy of the Properties or any part thereof by any Tenant. Subject to compliance by the applicable Seller with the provisions of Section 13.1(a) above, the removal of a Tenant, whether by summary proceedings or otherwise, prior to the Closing Date, shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be grounds for Purchaser's refusal to close this transaction that any Tenant is in default under its Lease on the Closing Date and Purchaser shall accept title subject to such default without credit against, or reduction of, the Purchase Price.

                 (c) Sellers shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) any Contracts, or enter into any new Contract without Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld or delayed, and if withheld, Purchaser shall promptly give Sellers a notice stating the reasons therefor.

                 (d) Sellers will keep in force and effect with respect to the Properties the insurance policies currently carried by Sellers or policies providing similar coverage.

                 (e) From the date hereof until the Closing, Sellers shall not withdraw, settle or otherwise compromise any protest or reduction proceedings relating to the assessed valuation of the Properties for any tax year subsequent to the tax year in which the Closing occurs or the tax year in which the Closing occurs. Each Seller shall, at Closing, assign to Purchaser, without representation, warranty or recourse of any kind, all of such Seller's right, title and interest (if any) in and to any then pending protests or reduction proceedings relating to the assessed valuation of the Properties for any fiscal tax year(s) subsequent to the respective tax years in which the Closing occurs and, subject to the succeeding provisions of this
         Section 13.1(e), for the tax year in which the Closing occurs, whereupon Purchaser shall be authorized to continue and control the progress of, and to make all decisions with respect to, any such proceedings. All net tax refunds and credits attributable to any tax year prior to the tax year in which the Closing occurs shall belong to and be the property of Sellers. All net tax refunds and credits attributable to any tax year subsequent to the tax year in which the Closing occurs shall belong to and be the property of Purchaser. All net tax refunds and credits attributable to the tax year in which the Closing occurs shall be divided between Sellers and Purchaser in accordance with the apportionment of taxes pursuant to the provisions of this

         Agreement, after deducting therefrom a pro rata share of all expenses, including, without limitation, counsel fees and disbursements and consultant's fees, incurred in obtaining such refund, the allocation of such expenses to be based upon the total refund obtained in such proceeding and in any other proceeding simultaneously involved in the trial or settlement. Each party agrees reasonably to cooperate with the other party in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to the other party, upon demand, of any relevant books and records, including receipted tax bills and canceled checks used in payment of such taxes to the extent in the possession of such first party or its agents, the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such refund by the requesting party. All tax refunds to be paid to either party after the Closing as contemplated under this Section 13(e) shall be net of any amounts due to Tenants at the Properties on account of any such tax refunds, and Sellers and Purchaser shall jointly determine such amount(s) (if any) due Tenants and direct the Sellers' tax protest or certiorari counsel to deduct such amounts from the gross tax refund and forward the same to the appropriate Tenant(s) prior to making any payment to Sellers or Purchaser (as the case may be). The provisions of this Section 13.1(e) shall survive the Closing.

                 13.2 Each Seller will cause the Manager to cause to be delivered to Purchaser an unaudited financial statement for 1995 with respect to such Seller's Property, in the form contemplated by Section 9(a) of the applicable Property Management and Leasing Agreement, by or before March 31, 1996 and will cause an audited financial statement for 1995 to be delivered to Purchaser no later than May 31, 1996.


                 Section 14.      As Is

                 14.1 Purchaser expressly acknowledges and agrees to accept title to the Properties on an "as-is-where-is and with all faults" basis except as otherwise provided herein.

                 14.2 This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Sellers nor any of Sellers' Affiliates, nor any of their respective agents or representatives, have made any representations or held out any inducements to Purchaser, and Sellers hereby specifically disclaim any representations, oral or written, past, present or future, other than those specifically set forth in Section 8.1 and Section 15.1 or elsewhere in this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Sellers nor any of Sellers' Affiliates, nor any of their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein, as to (a) the status of title to the Properties, (b) the Leases, (c) the Contracts, (d) the Licenses, (e) the current or future real estate tax liability, assessment or valuation of the Properties; (f) the potential qualification of the Properties for any and all benefits conferred by any Laws, whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated; (g) the compliance of the Properties in their current or any future state with applicable Laws or any violations thereof, including, without limitation, those relating to access for the handicapped, environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Properties' non-compliance, if any, with zoning Laws; (h) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (i) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Properties from any source, including, without limitation, any government authority or any lender; (j) the current or future use of the Properties; (k) the present and future condition and operating state of any Personal Property and the present or future structural and physical condition of the Buildings, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto; (l) the viability or financial condition of any Tenant; (m) the status of the leasing market in which the Properties is located; or (n) the actual or projected income or operating expenses of the Properties.

                 14.3 Purchaser acknowledges that Sellers have afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Properties and all Property Information. Purchaser acknowledges and agrees that (a) the Property Information delivered or made available to Purchaser and Purchaser's Representatives by Sellers or Sellers' Affiliates, or any of their agents or representatives, may have been prepared by third parties and may not be the work product of Sellers and/or any of Sellers' Affiliates; (b) neither Sellers nor any of Sellers' Affiliates have made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information, except as and to the extent specifically set forth in Section 8.1(a) or elsewhere in this Agreement;
(c) all Property Information delivered or made available to Purchaser and Purchaser's Representatives has been furnished to each of them at the request, and for the convenience, of Purchaser; (d) except as specifically set forth in
Section 8.1(a) or elsewhere in this Agreement and in the Schedules delivered by Sellers pursuant thereto, Purchaser is relying solely on its own investigations, examinations and inspections of the Properties and those of Purchaser's Representatives and is not relying in any way on the Property Information furnished by Sellers or any of Sellers' Affiliates, or any of their agents or representatives; and (e) except as specifically set forth in Section 8.1(a) or elsewhere in this Agreement, Sellers expressly disclaim any representations or warranties with respect to the accuracy or completeness of the Property Information.

                 14.4 Purchaser, or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Sellers and Sellers' Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Sellers or Sellers' Affiliates, or their respective agents or representatives, for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, construction errors or omissions on or in the Properties, except for claims against Sellers based upon any representations, warranties, obligations or liabilities of Sellers expressly provided in this Agreement.

                 14.5 Purchaser acknowledges that it has inspected the Properties, is acquainted with and accepts their condition, and has reviewed, to the extent necessary in its discretion, all the Property Information. Sellers shall not be liable or bound in any manner by any oral or written "setups" or information pertaining to the Properties or the rents furnished by Sellers (except to the extent expressly set forth in Section 8.1 hereof or elsewhere in this Agreement), Sellers' Affiliates, their agents or representatives, any real estate broker, or other person.

                 14.6 The provisions of this Section 14 shall survive the termination of this Agreement and the Closing.

                 Section 15.      Broker

                 15.1 Sellers shall pay the commission(s), if any, due and owing to Ivan M. Dochter of Amedex, L.P. and/or Robert J. Eide (the "Broker") pursuant to a separate agreement. Purchaser agrees to indemnify, defend and hold Sellers harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which one or both Sellers may sustain, incur or be exposed to by reason of any claim or claims by any other broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement, if and to the extent such claim or claims by any broker, finder or other person are based in whole or in part on dealings or agreements with Purchaser. Sellers agree to indemnify, defend and hold Purchaser harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which Purchaser may sustain, incur or be exposed to by reason of any claim or claims (i) by Broker, and (ii) by any other broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement, if and to the extent such claim or claims by any other broker, finder or other person are based in whole or in part on dealings or agreements with one or both Sellers.

                 15.2 The obligations contained in this Section 15 shall survive the termination of this Agreement and the Closing.

                 Section 16.      Casualty; Condemnation

                 16.1 Damage or Destruction: If a "material" part (as hereinafter defined) of one or more of the Properties is damaged or destroyed by fire or other casualty, the applicable Seller or Sellers shall notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement, as to the damaged Property only, upon notice to Sellers given not later than ten (10) business days after receipt of such notice from the applicable Seller or Sellers. If this Agreement is so terminated as to such Property, the provisions of Section 16.4 shall apply. If (a) Purchaser does not elect to so terminate this Agreement, or (b) there is damage to or destruction a portion of a Property, which is not "material", as such term is hereinafter defined, Purchaser shall close title as provided in this Agreement and, at the Closing, the applicable Seller shall, unless and to the extent such Seller has repaired such damage or destruction prior to the Closing, (A) pay over to Purchaser the proceeds of any insurance collected by Seller on account of such damage or destruction, plus the amount of the deductible applied in determining Seller's insurance award, less the amount of all out-of-pocket costs incurred by Sellers in connection with the repair of such damage or destruction, and (B) assign and transfer to Purchaser all right, title and interest of Sellers in and to any uncollected insurance proceeds which Sellers may be entitled to receive on account of such damage or destruction. A "material" part of any Property shall be deemed to have been damaged or destroyed if (a) the cost of repair or replacement shall be equal to $500,000 or more, as reasonably estimated by an independent engineer selected by Sellers and reasonably approved by Purchaser, or (b) any Tenant under a Lease demising in excess of fifty percent (50%) of the rentable area of such damaged Property shall have irrevocably terminated its Lease on account of such damage or destruction.

                 16.2 Condemnation: If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of any of the Properties is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Sellers shall notify Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement as to such Property upon notice to the Sellers given not later than ten (10) days after receipt of the Sellers' notice. If this Agreement is so terminated, the provisions of Section 16.4 shall apply. If Purchaser does not elect to terminate this Agreement, or if the portion of such Property which is taken by eminent domain or condemnation is not significant, then, at the Closing, Sellers shall assign all of its rights in connection with such taking to Purchaser, and shall turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all awards, or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of a Property means a taking (i) of any portion of the Buildings, (ii) of twenty-five percent (25%) or more of the land relating to such Property, (iii) which reduces the remaining available number of parking spaces at such Property below the minimum legally required or the minimum required under any Lease, or (iv) which materially interferes with access to or from such Property.

                 16.3 Notwithstanding anything contained in Section 16.1 and Section 16.2 to the contrary, if this Agreement is not terminated as to a Property as provided in Section 16.1 or Section 16.2 and the insurance, eminent domain or condemnation proceeds payable with respect to any of the Properties as a result of any casualty or taking exceeds the Purchase Price allocated to such Property pursuant to Section 2.1 hereof, the applicable Seller's obligation to pay over to Purchaser those proceeds paid to such Seller prior to the Closing shall be limited to the amount of the Purchase Price for such Property, and such Seller shall be entitled to retain the remainder of such proceeds. To the extent that payment of all or any portion of such proceeds does not occur prior to the Closing, the parties agree that such Seller shall be entitled to that portion of the proceeds in excess of the Purchase Price, which agreement shall survive the Closing.

                 16.4 If Purchaser elects to terminate this Agreement as to any one or more of the Properties pursuant to Section 16.1 or 16.2, neither party shall have any further rights, obligations or liabilities hereunder with respect to such Property or Properties, except for the Surviving Obligations with respect thereto. No such partial termination shall entitle Purchaser to a return of any portion of the Fund.

                 Section 17.      Remedies

                 17.1 If the Closing fails to occur as to any one or more of the Properties, by reason of any Seller's inability (including, without limitation, Seller's inability to eliminate Unacceptable Encumbrances as set forth in Section 6.2) to perform its obligations under this Agreement, then Purchaser, as its sole remedy for such inability of Sellers, may terminate this Agreement as to such Property or Properties by notice to Sellers. If Purchaser so elects to terminate this Agreement, neither party shall have any further rights, obligations or liabilities hereunder with respect to such Property or Properties, except for the Surviving Obligations with respect thereto. Except as set forth in this Section 17.1, Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Sellers' inability to perform its obligations hereunder.

                 17.2 In the event of a default in the performance of its obligations hereunder by Purchaser as a result of which the Closing fails to occur as to one or more of the Properties, then Sellers sole remedy shall be to terminate this Agreement by notice to Purchaser and to retain the Fund as liquidated damages for all loss, damage and expenses suffered by Sellers, it being agreed that Sellers' damages are impossible to ascertain, and following such termination, neither party shall have any further rights, obligations or liabilities hereunder except as specifically set forth in this Agreement.

                 17.3 If the Closing as to one or more Properties fails to occur by reason of the willful failure or refusal of one or both Sellers to perform its obligations hereunder, then subject to the succeeding provisions of this Section 17.3, Purchaser, as its sole remedy hereunder, may (a) either terminate this Agreement by notice to Sellers and sue for damages, or (b) seek specific performance from Sellers; provided, however, that Purchaser's action for specific performance may request damages if specific performance is not available. As a condition precedent to Purchaser exercising either such remedy, Purchaser must commence such an action within ninety (90) days after the occurrence of such default. Purchaser agrees that its failure to timely commence such an action for damages or specific performance within such ninety
(90) day period shall be deemed a waiver by it of its right to commence such an action. In any action for damages under this Section 17.3, Sellers agree that Purchaser shall be entitled to recover from Sellers, as liquidated damages, and not as a penalty, Sellers hereby acknowledging that Purchaser's damages are impossible to ascertain, an amount equal to Twelve Million Dollars ($12,000,000). In any action for liquidated damages, such liquidated damages shall be in addition to Sellers' liability to cause the Fund to be returned to Purchaser.

                 Section 18.      Purchaser's Access to the Properties

                 18.1 Purchaser and Purchaser's Representatives shall have the right to enter upon the Properties for the sole purpose of inspecting the Properties and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "Investigations"), provided (a) Purchaser shall give Sellers not less than two business days' prior notice before the first such entry and one (1) day's prior notice before each subsequent entry, (b) the first such notice shall include sufficient information to permit Sellers to review the scope of the proposed Investigations, and (c) neither Purchaser nor Purchaser's Representatives shall permit any borings, drillings or samplings to be done on any of the Properties without Sellers' prior written consent. Any entry upon the Properties and all Investigations shall be during Sellers' normal business hours and at the sole risk and expense of Purchaser and Purchaser's Representatives, and shall not unreasonably interfere with the activities on or about the

         Properties of Sellers, its tenants and their employees and invitees. Purchaser shall:

                 (a) promptly repair any damage to the Properties resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Properties used for such Investigations so that the Properties shall be in the same condition that it existed in prior to such Investigations;

                 (b) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

                 (c) permit Sellers to have a representative present during all Investigations undertaken hereunder;


                 (d) take all actions and implement all protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Properties pose no threat to the safety or health of persons or the environment, and cause no damage to the Properties or other property of Sellers or other persons;

                 (e) furnish to Sellers, at no cost or expense to Sellers, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports relating to the Investigations which Purchaser shall obtain with respect to the Properties promptly after Purchaser's receipt of same;

                 (f) maintain or cause to be maintained, at Purchaser's expense, a policy of commercial general liability insurance, and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Purchaser and Sellers and Sellers' Affiliates, as additional insureds, against any injuries or damages to persons or property that may result from or are related to
         (i) Purchaser's and/or Purchaser's Representatives' entry upon the Properties, (ii) any Investigations or other activities conducted thereon, and (iii) any and all other activities undertaken by Purchaser and/or Purchaser's Representatives, all of which insurance shall be on an "occurrence form" and otherwise in such forms and with an insurance company reasonably acceptable to Sellers, and deliver a copy of such insurance policy to Sellers prior to the first entry on the Properties;

                 (g) not allow the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Properties, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including liens for services, labor or materials furnished); and

                 (h) indemnify Sellers and Sellers' Affiliates and hold Sellers and Sellers' Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements), suffered or incurred by Sellers or any of Sellers' Affiliates and arising out of or in connection with (i) Purchaser's and/or Purchaser's Representatives' entry upon the Properties, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives, (iii) any Liens or other encumbrances filed or recorded against the Properties as a consequence of the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives, and/or (iv) any and all other activities undertaken by Purchaser or Purchaser's Representatives with respect to the Properties.

                 18.2 The provisions of this Section 18 shall survive the termination of this Agreement and the Closing.

                 Section 19.      Indemnification.

                 19.1. Purchaser's Indemnification. Purchaser shall indemnify Sellers and hold and save Sellers harmless of and from any and all loss, cost, damage, injury or expense (including, without limitation, reasonable attorneys' fees and expenses) arising out of or in any way related to (a) any Michigan Single Business Tax now or hereafter payable by Purchaser or assessed or imposed or levied against BMI by reason of Purchaser's operation or any subsequent sale of the 700 Tower Drive Property and/or the 800 Tower Drive Property, including, without limitation, all interest, fines, penalties resulting from any non-payment thereof, and (b) any and all leasing commissions due or which may become due to any broker (other than Manager or any other affiliate of any Seller) with respect to any extension or renewal term of any Lease beyond the current term of such Lease as such term is in effect as of the Closing Date or any expansion of the space demised under any Lease. No leasing or brokerage commissions shall be due or payable to any Seller or any affiliate of any Seller except as expressly provided in the Management Agreements.


                 19.2. Seller's Indemnification. With respect to a Seller's Property, such Seller shall indemnify Purchaser and hold and save Purchaser harmless of and from any and all loss, cost, damage, injury or expense (including, without limitation, reasonable attorneys' fees and expenses) arising out of or in any way related to (a) in the case of BMI, any Michigan Single Business Tax now or hereafter payable by BMI or assessed or imposed or levied against Purchaser or the 700 Tower Drive Property or the 800 Tower Drive Property by reason of BMI's prior ownership or operation (or acquisition or disposition) of the 700 Tower Drive Property and/or the 800 Tower Drive Property, including, without limitation, all interest, fines, penalties resulting from any non-payment thereof, (b) all costs of remedying violations which relate to conditions existing at the Properties as of the Closing Date, to the extent noted of record on the Closing Date or within 90 days thereafter, (c) any and all leasing commissions due or to become due to any broker not affiliated with such Seller, with respect to the current term of any Lease, but not with respect to any extension or renewal thereof beyond such current term as such term is in effect as of the Closing Date or with respect to any expansion of the space demised under any Lease, (d) any and all leasing commissions due or to become due to the Manager or any other affiliate of any Seller with respect to the renewal, extension, expansion or execution of a new lease by any existing tenant at such Seller's Property, and (e) any refund due to a Tenant arising out of amounts billed to and paid by such Tenant for any period prior to the date hereof which the Tenant was not obligated to pay.

                 19.3 Survival. The provisions of this Section 19 shall survive the Closing.

                 Section 20.      Escrow

                 20.1 If this Agreement is executed prior to the Closing Date, Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any (collectively, the "Fund") in escrow and shall dispose of the Fund only in accordance with the provisions of this Section 20.

                 20.2 Escrow Agent shall deliver the Fund to Sellers or Purchaser, as the case may be, as follows:

                 (a)      to Sellers, upon completion of the Closing; or

                 (b) to Sellers, after receipt of Sellers' demand in which Sellers certifies either that (i) Purchaser has defaulted under this Agreement, or (ii) this Agreement has been otherwise terminated or canceled, and Sellers is thereby entitled to receive the Fund; but Escrow Agent shall not honor Sellers' demand until more than ten (10) days after Escrow Agent has given a copy of Sellers' demand to Purchaser in accordance with Section 20.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Purchaser within such ten
         (10) day period; or

                 (c) to Purchaser, after receipt of Purchaser's demand in which Purchaser certifies either that (i) Sellers have defaulted under this Agreement, or (ii) this Agreement has been otherwise terminated or canceled, and Purchaser is thereby entitled to receive the Fund; but Escrow Agent shall not honor Purchaser's demand until more than ten (10) days after Escrow Agent has given a copy of Purchaser's demand to Sellers in accordance with Section 20.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Sellers within such ten (10) day period. Upon delivery of the Fund, Escrow Agent shall be relieved of all liability hereunder and with respect to the Fund. Escrow Agent shall deliver the Fund, at the election of the party entitled to receive the same, by (i) a good, unendorsed certified check of Escrow Agent payable to the order of such party,
         (ii) an unendorsed official bank or cashier's check payable to the order of such party, or (iii) a bank wire transfer of immediately available funds to an account designated by such party.

                 20.3     (a)     Upon receipt of a written demand from Sellers
or Purchaser under Section 20.2(b) or (c), Escrow Agent shall send a copy of such demand to the other party. Within ten (10) days after the date of receiving same, but not thereafter, the other party may object to delivery of the Fund to the party making such demand by giving a notice of objection (a "Notice of Objection") to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, Escrow Agent may elect either (i) to continue to hold the Fund until Escrow Agent receives a written agreement of Purchaser and Sellers directing the disbursement of the Fund, in which event Escrow Agent shall disburse the Fund in accordance with such agreement; and/or (ii) to take any and all actions as Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement, including, without limitation, depositing the Fund into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding; and/or (iii) in the event of any litigation between Sellers and Purchaser, to deposit the Fund with the clerk of the court in which such litigation is pending.

         (b) If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not Escrow Agent has received any written demand under Section 20.2(b) or (c), or Notice of Objection under
Section 20.3(a)), notwithstanding anything to the contrary herein, Escrow Agent may hold and apply the Fund pursuant to Section 20.3(a)(i), (ii) or (iii) and may decline to take any other action whatsoever. In the event the Fund is deposited in a court by Escrow Agent pursuant to Section 20.3(a)(ii) or (iii), Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Fund, (i) Purchaser and Sellers shall pay the attorney's fees and costs incurred by Escrow Agent (which said parties shall share equally, but for which said parties shall be jointly and severally liable) for any litigation in which Escrow Agent is named as, or becomes, a party and (ii) as between Purchaser and Sellers, the non-prevailing party shall pay the reasonable attorneys' fees and costs of the prevailing party.

                 20.4 Notwithstanding anything to the contrary in this Agreement, within one (1) business day after the date of this Agreement, Escrow Agent shall place the Downpayment in an Approved Investment. The interest, if any, which accrues on such Approved Investment shall be deemed part of the Fund; and Escrow Agent shall dispose of such interest as and with the Fund pursuant to this Agreement. Escrow Agent may not commingle the Fund with any other funds held by Escrow Agent. Escrow Agent may convert the Fund from the Approved Investment into cash or a non-interest-bearing demand account at an Approved Institution as follows:

                 (a) at any time within seven (7) days prior to the Closing Date; or

                 (b) if the Closing Date is accelerated or extended, at any time within seven (7) days prior to the accelerated or extended Closing Date (provided, however, that Sellers and Purchaser shall give Escrow Agent timely notice of any such acceleration or extension and that Escrow Agent may hold the Fund in cash or a non-interest-bearing deposit account if Sellers and Purchaser do not give Escrow Agent timely notice of any such adjournment).

                 20.5     As used herein, the term "Approved Investment" means
(a) any interest-bearing demand account or money market fund in Citibank, N.A. located in the City of New York or in any other institution otherwise approved by both Sellers and Purchaser (collectively, an "Approved Institution"), or (b) any other investment approved by both Sellers and Purchaser. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof.

                 20.6 Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Sellers and Purchaser acknowledge that Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for Escrow Agent's own willful default, misconduct or gross negligence, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. Sellers and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability, and expense (including reasonable attorney's fees and disbursements whether paid to retained attorneys or representing the fair value of legal services rendered to itself) which may be incurred by reason of its acting as Escrow Agent provided the same is not the result of Escrow Agent's willful default, misconduct or gross negligence. Escrow Agent may charge against the Fund any amounts owed to it under the foregoing indemnity or may withhold the delivery of the Fund as security for any unliquidated claim, or both.

                 20.7 Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by Escrow Agent shall be sent in accordance with the provisions of Section 23.

                 20.8 Simultaneously with their execution and delivery of this Agreement, Purchaser and Sellers shall furnish Escrow Agent with their true Federal Taxpayer Identification Numbers so that Escrow Agent may file appropriate income tax information returns with respect to any interest in the Fund or other income from the Approved Investment. The party ultimately entitled to any accrued interest in the Fund shall be the party responsible for the payment of any tax due thereon.

                 20.9 Sellers and Purchaser waive any claim of conflict of interest by reason of Escrow Agent's actions in that capacity under this Agreement. Purchaser hereby acknowledges that Escrow Agent is the attorney for the Sellers, and agrees that Escrow Agent may represent Sellers in connection with any and all matters, including without limitation, the transaction contemplated by this Agreement and any litigation, including any action arising out of this Agreement; provided that in no event shall Purchaser be responsible for payment of any fees incidental to any such representation.

                 20.10 Any amendment of this Agreement which could alter or otherwise affect Escrow Agent's obligations hereunder will not be effective against or binding upon Escrow Agent without Escrow Agent's prior consent, which consent may be withheld in Escrow Agent's sole and absolute discretion.

                 20.11 The provisions of this Section 20 shall survive the termination of this Agreement and the Closing.

                 Section 21.      Assignment

                 21.1 Purchaser shall not assign all or any portion of its rights under this Agreement to any person or entity without the prior written consent of Sellers, which consent may be withheld in Sellers' sole and absolute discretion; provided, however, that Sellers shall not unreasonably withhold consent to an assignment to a subsidiary or Affiliate of Purchaser. Any assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder and shall be null and void.

                 Section 22.      Access to Records

                 22.1 For a period of five (5) years subsequent to the Closing Date, Sellers, Sellers' Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Purchaser by Sellers at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Purchaser, and shall have the right, at its sole cost and expense, to make copies of such documents, books and records to extent such records are still in Purchaser's possession.

                 Section 23.      Notices

                 23.1 All notices, elections, consents, approvals, demands, objections, requests or other communications which Sellers, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent by (a) first class U.S. certified or registered mail, return receipt requested, with postage prepaid, (b) by depositing the same into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, Emery or Purolator; (c) by hand delivery with proof of service endorsed thereon; or
(d) by telecopier provided it is also delivered by express mail or courier (within the next two (2) business days). All such notices, elections, consents, approvals, demands, objections, requests or other communications sent in compliance with the provisions hereof shall be deemed given and received on
(i) the second business day following the date it is deposited in the U.S. Mail, (ii) the date it is delivered to the other party if sent by U.S. Express Mail, overnight delivery or hand delivery or (iii) the date it is delivered to the other party if sent by telecopier provided it is confirmed by express mail or courier (for next business day delivery). From time to time either party may designate another address or addresses for all purposes of this Agreement by a notice given to all other parties in accordance with the provisions hereof. For purposes of this Section 23.1, the addresses of the parties shall be as follows:

                 If to Sellers:
                 c/o Bellemead Development Corporation
                 280 Corporate Center
                 Four Becker Farm Road
                 Roseland, New Jersey 07068
                 Attention:       Mr. Donn H. Norton
                 Joanne F. Meisler, Esq.
                 Facsimile:       (201) 740-8844
                 Telephone:       (201) 740-1110
                 with a copy to:

                 Schulte Roth & Zabel
                 900 Third Avenue
                 New York, New York  10022
                 Attention:       Michael J. Feinman, Esq.
                 Facsimile:       (212) 593-5955
                 Telephone:       (212) 758-0404


                 If to Purchaser:

                 New Valley Corporation
                 100 S.E. Second Street, 32nd Floor
                 Miami, Florida 33131
                 Attention:       Richard J. Lampen, Esq.
                 Facsimile:       (305) 579-8016
                 Telephone:       (305) 579-8000

                 with a copy to:

                 Dreyer and Traub LLP
                 101 Park Avenue
                 New York, New York 10178
                 Attention:       Howard A. Kalka, Esq.
                 Facsimile:       (212) 661-2865
                 Telephone:       (212) 661-8800

                 If to Escrow Agent:
                 Schulte Roth & Zabel
                 900 Third Avenue
                 New York, New York  10022
                 Attention:       Gregory P. Pressman, Esq.
                 Facsimile:       (212) 593-5955
                 Telephone:       (212) 758-0404

                 23.2 Sellers, Purchaser or Escrow Agent may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this
Section 23.

                 23.3 Any notice or other communication hereunder given by any Seller shall be deemed given by all Sellers.

                 23.4 Notices and other communications given by the attorneys, respectively, for Sellers or Purchaser shall be deemed given by, respectively, Sellers or Purchaser.

                 Section 24.      [Intentionally deleted.]

                 Section 25.      Miscellaneous

                 25.1 This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

                 25.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

                 25.3 All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Sellers or the party drafting this Agreement.

                 25.4 Except as otherwise expressly provided herein, Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of Sellers hereunder and all of Sellers' representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

                 25.5 Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Sellers, including Bellemead Development Corporation and The Chubb Corporation (collectively, "Sellers' Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Except as expressly provided in the Funding Agreement and Sellers' Environmental Indemnity, Purchaser agrees to look solely to Sellers and their assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Sellers' Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 25.5, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Sellers' Affiliates, and hereby unconditionally and irrevocably releases and discharges Sellers' Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Sellers' Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 25.5 shall survive the termination of this Agreement and the Closing.

                 25.6 Purchaser agrees that, wherever this Agreement provides that Purchaser must send or give any notice, make an election or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action, and Purchaser's failure to take such action within the applicable time period shall be deemed to be an irrevocable waiver by Purchaser of such right or remedy.

                 25.7 No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

                 25.8 Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default.

                 25.9 This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

                 25.10 Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

                 25.11 The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

                 25.12 This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

                 25.13 If the last day of the period prescribed herein for the giving of any notice, election, consent, approval, demand, objection or request or the submission of any documents by any party hereunder shall fall on a Saturday, Sunday or any day observed as a public holiday by the federal government or the state in which the Property is situated, then such period shall be deemed to be extended to the immediately following day which is not a Saturday, Sunday or such public holiday. The term

"business day" as used in this Agreement shall mean any day other than Saturday, Sunday or any day observed as a public holiday by the federal government or the state in which the Property is situated.

                 25.14 Unless otherwise specified herein, (a) references to persons or parties include their permitted successors and assigns; (b) references to modifications or amendments shall in all events mean modifications and amendments; (c) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (d) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto entered into from time to time after the date hereof to satisfy the requirements of this Agreement or otherwise with Seller's prior written consent; (e) references to a mortgage shall be deemed to mean or include a deed of trust, depending on the jurisdiction in which the Property is located; (f) the words "include" or "including", and words of similar import, shall be deemed to be followed by the words "but not limited to" or "without limitation"; (g) the words "hereto", "herein", "hereof" and "hereunder", and words of similar import, refer to this Agreement in its entirety; and (h) unless otherwise specified herein, all references to Sections are to Sections of this Agreement. Terms defined herein may be used in the singular or the plural; when used in the singular and preceded by "a", "an" or "any", such term shall be taken to indicate one or more members of the relevant class; and when used in the plural, such term shall be taken to indicate all members of the relevant class.

                 25.15 If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Notwithstanding the foregoing sentence, if (a) any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part, (b) the opportunity for all appeals of such determination have expired, and (c) such unenforceability or invalidity alters the substance of this Agreement (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Agreement within thirty (30) days after the final determination by notice to the other. If such party so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Purchaser shall be entitled to a return of the Fund, provided Purchaser is not otherwise in default hereunder.

                 SELLERS AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR

CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                 IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.
[SEAL]
ATTEST:                               BELLEMEAD OF MICHIGAN, INC.,
                                      Seller


                                      By: /s/ Donn H. Norton
                                          ---------------------------
Joanne F. Meisler                         Name:  Donn H. Norton
-----------------                         Title: President
Secretary


                                      JARED ASSOCIATES, L.P., Seller


                                      By: Chubb Realty, Inc., general partner

                                          By: /s/ Donn H. Norton
                                              -----------------------
Joanne F. Meisler                             Name:  Donn H. Norton
-----------------                             Title: President
Secretary


                                      NEW VALLEY CORPORATION,
                                      Purchaser


                                      By: /s/ Richard J. Lampen
                                          ---------------------
                                           Name:  Richard J. Lampen
                                           Title: Executive Vice President


SCHULTE ROTH & ZABEL is
executing this Agreement, as Escrow
Agent, solely for the purpose of
agreeing to the provisions of Section 20
(if this Agreement is executed prior to the Closing):

By:

                        LIST OF SCHEDULES -- EXHIBIT 2.1

SCHEDULE
--------
1-A              Description of the 700 Tower Land

1-B              Description of the 800 Tower Land

1-C              Description of the Westgate I Land

1-D              Description of the Westgate II Land

2                Permitted Encumbrances

3                Encumbrances which may be insured over

4                Leases

5                Actions

6                Certificates of Occupancy

9                Contracts

10               Defaults under the Contracts

14               Intangible Property

                 The Company hereby agrees to furnish supplementally a copy of each such instrument or agreement to the Securities and Exchange Commission upon request.

                        LIST OF EXHIBITS -- EXHIBIT 2.1

EXHIBIT
-------
A                Form of Notes

B                Form of Mortgages

C                Form of Assignment of Leases and Rents

D                Form of Environmental Indemnity Agreement

E                Deed

F                Deed to 700 Tower Drive Building

G-1              Ground Lease Assignment

G-2              Restated and Amended Ground Lease

H                Lease Assignment

I                Contract and License Assignment

J                Intangible Property Assignment

K                Bill of Sale

L                Notice to Tenants [and Vendors]


EXHIBIT
-------

M                Sellers' FIRPTA Affidavit

N                Form of Management Agreement

O                Form of Funding Agreement

P                Form of Seller's Estoppel Certificate

Q                Form of Borrower's Estoppel Certificate and Agreement

R                Form of Ground Lessor's and Ground Lessee's Estoppel Certificate

S                Form of Sellers' Environmental Indemnity

                 The Company hereby agrees to furnish supplementally a copy of each such instrument or agreement to the Securities and Exchange Commission upon request.